Exhibit 99.2

Carvana Delivers Best Quarter In Company History For
Adjusted EBITDA and Total Gross Profit Per Unit
The Nation’s Largest Online Used Auto Retailer Also Expects To Achieve Positive Adjusted EBITDA In Third Quarter 2023, For The Second Consecutive Quarter

•Total gross profit per unit (“GPU”) was $6,520, an increase of 94% compared to second quarter 2022, exceeding the Company’s previous best quarter by 27%

•Total Non-GAAP GPU was $7,030, an increase of 91% compared to second quarter 2022, exceeding the Company’s previous best quarter by 36%

•Total GAAP and Non-GAAP GPU benefited from approximately $900 per unit of non-recurring items

•Net loss margin was (3.5%), an improvement of 7.8% compared to second quarter 2022, and a sequential improvement of 7.5% compared to first quarter 2023

•Adjusted EBITDA margin was 5.2%, an improvement of 10.8% compared to second quarter 2022, exceeding the Company’s previous best quarter by 1.6%

•Net loss and Adjusted EBITDA benefited from approximately $70 million of non-recurring items

•Company expects to achieve positive Adjusted EBITDA1 for the second consecutive quarter in third quarter 2023

•Company achieves more than $1.1 billion in annualized cost reductions in the last 12 months

•Retail units sold of 76,530 and revenue of $2.968 billion, a decrease of 35% and 24%, respectively, compared to second quarter 2022, driven largely by internal prioritization of profitability initiatives

1In order to clearly demonstrate our progress and highlight the most meaningful drivers within our business, we continue to use forecasted Non-GAAP financial measures, including Adjusted EBITDA, as we look toward Q3 2023 and beyond. We have not provided a quantitative reconciliation of forecasted GAAP measures to forecasted Non-GAAP measures within this communication because we are unable, without making unreasonable efforts, to calculate one-time or restructuring expenses. These items could materially affect the computation of forward-looking GAAP GPU.

PHOENIX – July 19, 2023 – Carvana Co., the fastest growing used car dealer in U.S. history, today announced financial results for the quarter ended June 30, 2023. Carvana’s complete second quarter 2023 financial results and management commentary can be found by accessing the Company’s shareholder letter on the quarterly results page of the Investor Relations website.

“Carvana performed exceptionally well in the second quarter and set Company records for Adjusted EBITDA and gross profit per unit, which was up 94% year-over-year, all while continuing to lower expenses. Our strong execution has made the business fundamentally better, and combined with today’s agreement with noteholders that reduces our cash interest expense and total debt outstanding, gives us great confidence that we are on the right path to complete our three-step plan and return to growth,” said Ernie Garcia, Carvana's Founder and Chief Executive Officer.

Carvana also announced today an agreement with noteholders representing over 90% of outstanding senior unsecured notes to reduce total debt, extend maturities, and lower near-term cash interest expense.

Conference Call Details
Carvana will host a conference call today, July 19, 2023, at 8:00 a.m. EDT (5:00 a.m. PDT) to discuss financial results. To participate in the live call, analysts and investors should dial (833) 255-2830 or (412) 902-6715. A live audio webcast of the conference call along with supplemental financial information will also be accessible on the Company's website at https://investors.carvana.com/. Following the webcast, an archived version will also be available on the Investor Relations section of the Company’s website. A telephonic replay of the conference call will be available until July 26, 2023, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 2140013#.

Forward Looking Statements
This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, future performance, and business. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning. Forward-looking statements include all statements that are not historical facts, including, among others, statements we make regarding the transactions contemplated by the Transaction Support Agreement with holders of our senior notes; short-term and long-term liquidity; potential sales of our Class A common stock using the at-the-market program; expectations regarding our operational and efficiency initiatives, our strategy, expected gross profit per unit, forecasted results, and expectations regarding the effect of Carvana’s actions to improve performance. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to: our inability to consummate the transactions contemplated by the Transaction Support Agreement as scheduled or at all; the volatility of the trading price of our Class A common stock, which can increase as a result of the issuance of equity pursuant to the Transaction Support Agreement and the use of the at-the-market program; the impact on our business from the larger automotive ecosystem and macroeconomic conditions, including consumer demand, global supply chain challenges, heightened inflation and rising interest rates; our ability to raise additional capital, the quality of the financial markets, and our substantial indebtedness; our history of losses and ability to achieve or maintain profitability in the future; our ability to sell loans into the market; the seasonal and other fluctuations in our quarterly operating results; our ability to compete in the highly competitive industry in which we participate; the changes in prices of new and used vehicles; our ability to sell our inventory expeditiously; and the other risks identified under the “Risk Factors” identified in our Annual Report on Form 10-K for 2022 and Quarterly Report on Form 10-Q for the second quarter of 2023. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Non-GAAP Financial Measures
To supplement the consolidated financial measures, which are prepared and presented in accordance with GAAP, we also refer to the following non-GAAP measures in this press release: Adjusted EBITDA; Adjusted EBITDA margin; and Total gross profit per retail unit, non-GAAP.
Adjusted EBITDA is defined as net loss plus income tax expense, interest expense, other (income) expense, net, depreciation and amortization in cost of sales and SG&A, share-based compensation including the CEO Milestone Gift in cost of sales and SG&A, and restructuring costs, minus revenue related to our Root warrants. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of total revenues.
Gross profit, non-GAAP is defined as GAAP gross profit plus depreciation and amortization in cost of sales, share-based compensation including the CEO Milestone Gift in cost of sales, and restructuring costs, minus revenue related to our Root warrants. Total gross profit per retail unit, non-GAAP is Gross profit, non-GAAP divided by retail vehicle unit sales.
We believe that these metrics are useful measures to us and to our investors because they exclude certain financial, capital structure, and non-cash items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors.

	For the Three Months Ended
(dollars in millions, except per unit amounts)	Jun 30, 2022	Sep 30, 2022	Dec 31, 2022	Mar 31, 2023	Jun 30, 2023
Net loss	$(439)	$(508)	$(1,441)	$(286)	$(105)
Income tax (benefit) provision	1	—	—	(2)	—
Interest expense	116	153	153	159	155
Other (income) expense, net	(3)	58	2	(2)	(3)
Depreciation and amortization expense in cost of sales	27	36	43	44	44
Depreciation and amortization expense in SG&A	49	57	57	49	46
Goodwill impairment	—	—	847	—	—
Share-based compensation expense in cost of sales	6	2	—	—	—
Share-based compensation expense in SG&A	13	16	12	15	20
Root warrant revenue	—	—	(7)	(5)	(5)
Restructuring (1)	14	—	43	4	3
Adjusted EBITDA	$(216)	$(186)	$(291)	$(24)	$155

Total revenues	$3,884	$3,386	$2,837	$2,606	$2,968
Net loss margin	(11.3)%	(15.0)%	(50.8)%	(11.0)%	(3.5)%
Adjusted EBITDA margin	(5.6)%	(5.5)%	(10.3)%	(0.9)%	5.2%

Gross profit	$396	$359	$193	$341	$499
Depreciation and amortization expense in cost of sales	27	36	43	44	44
Share-based compensation expense in cost of sales	6	2	—	—	—
Root warrant revenue	—	—	(7)	(5)	(5)
Restructuring (1)	4	—	3	—	—
Gross profit, non-GAAP	$433	$397	$232	$380	$538

Retail vehicle unit sales	117,564	102,570	86,977	79,240	76,530
Total gross profit per retail unit	$3,368	$3,500	$2,219	$4,303	$6,520
Total gross profit per retail unit, non-GAAP	$3,683	$3,870	$2,667	$4,796	$7,030

(1) Restructuring includes costs related to our May 2022 and November 2022 reductions in force, as well as lease termination and other restructuring expenses.

About Carvana (NYSE: CVNA)

Carvana (NYSE: CVNA) is an industry pioneer for buying and selling used vehicles online. As the fastest growing used automotive retailer in U.S. history, its proven, customer-first ecommerce model has positively impacted millions of people's lives through more convenient, accessible and transparent experiences. Carvana.com allows someone to purchase a vehicle from the comfort of their home, completing the entire process online, benefiting from a 7-day money back guarantee, home delivery, nationwide inventory selection and more. Customers also have the option to sell or trade-in their vehicle across all Carvana locations, including its patented Car Vending Machines, in more than 300 U.S. markets. Carvana brings a continued focus on people-first values, industry-leading customer care, technology and innovation, and is the No. 2 automotive brand in the U.S., only behind Ford, on the Forbes 2022 Most Customer-Centric Companies List. Carvana is one of the four fastest companies to make the Fortune 500 and for more information, please visit www.carvana.com and follow us @Carvana.

Carvana also encourages investors to visit its Investor Relations website as financial and other Company information is posted.

Investor Relations:
Carvana
Mike Mckeever
investors@carvana.com
or

Media Contact:
Carvana
Kristin Thwaites
press@carvana.com

Source: Carvana